As filed with the Securities and Exchange Commission on February 13, 2006
Registration No. 333-131354

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

JMAR TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	3559 (Primary Standard Industrial Classification Code Number)	68-0131180 (I.R.S. Employer Identification Number)
10905 Technology Place
San Diego, CA 92127
(858) 946-6800
(Address including zip code and telephone number, including area code of Registrant’s principal executive offices and principal place of business)
Dennis E. Valentine
Chief Financial Officer
JMAR Technologies, Inc.
10905 Technology Place
San Diego, CA 92127
(858) 946-6800
(Name, address, including zip code and telephone number, including area code, of agent for service)
With copies to:
Joseph G. Martinez
Procopio, Cory, Hargreaves & Savitch LLP
530 B Street, Suite 2100
San Diego, CA 92101-4469
(619) 238-1900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
Calculation of Registration Fee

		Proposed	Proposed
	Amount to be	Maximum Per Share	Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	Registered (1)	Offering Price (2)	Offering Price (2)	Registration Fee (3)
Common Stock, par value $0.01 per share (4)	5,689,346	$1.175	$6,684,982	$715.29

(1)	Includes 2,664,345 shares of Common Stock issuable upon exercise of outstanding Warrants. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities issuable pursuant to provisions of the Warrants from stock splits, stock dividends, recapitalizations and similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The proposed maximum offering price per share is based on the average of the high and low prices for the Common Stock on January 23, 2006 as reported by the NASDAQ Stock Market.

(3)	Amount calculated pursuant to Section 6(b) under the Securities Act.

(4)	This registration statement also relates to Rights to purchase shares of Series A Junior Participating Preferred Stock of the Registrant, which are attached to all shares of common stock issued pursuant to the terms of the Rights Agreement dated as of February 12, 1999. Until the occurrence of the prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such stock. Because no separate consideration is paid for the rights, the registration fee therefore is included in the fee for the Common Stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREUNDER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (A), MAY DETERMINE.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 16. EXHIBITS

EXHIBIT
NO.	DESCRIPTION
4.1(1)	Form of Common Stock Certificate

4.2(2)	Rights Agreement, dated as of February 12, 1999 between JMAR Technologies, Inc. and American Securities Trust & Transfer, Inc., including the Certificate of Designations, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

5.1	Opinion of Procopio, Cory, Hargreaves & Savitch LLP

23.1	Consent of Procopio, Cory, Hargreaves & Savitch LLP is included in Exhibit 5.1 hereto.

23.2	Consent of Grant Thornton LLP.

24.1(3)	Power of Attorney.

(1)	Incorporated by reference to the exhibit filed with the Company’s Registration Statement on Form S-1 (No. 33-47390) filed on April 22, 1992 and amended November 23, 1992, January 11, 1993, January 27, 1993, February 9, 1993, February 11, 1993, February 12, 1993 and declared effective on February 16, 1993.

(2)	Incorporated by reference to the exhibit filed with the Company’s Form 8-A filed on March 8, 1999.

(3)	Previously filed.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 13th day of February, 2006.

JMAR TECHNOLOGIES, INC.

By:	/s/ DENNIS E. VALENTINE
Dennis E. Valentine Vice President, Finance & Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on February 13, 2006, in the capacities indicated.

Signature	Title

* /s/ VERNON H. BLACKMAN	Chairman of the Board and Director

Vernon H. Blackman

* /s/ RONALD A. WALROD	Chief Executive Officer, President and

Ronald A. Walrod	Director

/s/ DENNIS E. VALENTINE	Chief Financial Officer and Principal

Dennis E. Valentine	Accounting Officer

* /s/ C. NEIL BEER	Director

C. Neil Beer

* /s/ CHARLES DICKINSON	Director

Charles Dickinson

* /s/ J. PAUL GILMAN	Director

J. Paul Gilman

* /s/ EDWARD P. O’SULLIVAN II	Director

Edward P. O’Sullivan II

* /s/ BARRY RESSLER	Director

Barry Ressler

* By: /s/ DENNIS E. VALENTINE

Dennis E. Valentine Attorney in Fact